Exhibit 10.56
AMENDMENT 2006-1
to the
NORDSTROM LEADERSHIP
SEPARATION PLAN
          The Nordstrom Leadership Separation Plan (the “Plan”) is amended effective as stated below to memorialize certain plan design modifications and to otherwise clarify the administration and operation of certain plan provisions:
     1. Section III.A.1, describing the term “Involuntary Termination” for purposes of qualifying for separation benefits under the Plan, is amended effective January 1, 2006, to modify the Plan’s definition and reflect the Administrator’s interpretation of the word “Cause”:
          1. Involuntary Termination An Eligible Leadership Employee’s termination of employment will be considered an Involuntary Termination by the Company, for purposes of this Plan, where the employee is terminated by the Company without cause. “Cause” shall be defined either as a failure of the Eligible Leadership Employee to perform his/her duties at a level reasonably expected by the Company or as any form of misconduct, which shall include but not be limited to acts of dishonesty, poor judgment, insubordination, negligence, discrimination or harassment, or any violation of law or of the Company’s policies or performance standards. The Company shall have the discretion to interpret whether a termination was for “cause.”
          SIGNED pursuant to proper authority this 24 day of July, 2006.

NORDSTROM, INC.

Attest:
/s/ Leslie Thornton	By:	/s/ Delena Sunday
	Its:	Executive Vice President, Human Resources and Diversity Affairs